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TABLE OF CONTENTS 1

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-169633

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)

5.125% Junior Subordinated Debentures due 2073	$500,000,000	100.00%	$500,000,000	$68,200

(1)
The filing fee, calculated in accordance with Rule 457(r), has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 29, 2010)

$500,000,000 5.125% Junior Subordinated Debentures due 2073

         Duke Energy Corporation is offering $500 million aggregate principal amount of 5.125% Junior Subordinated Debentures due 2073 (the "Debentures"). We will pay interest on the Debentures at a rate of 5.125% per year, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2013. The Debentures will mature on January 15, 2073.

         So long as no event of default with respect to the Debentures has occurred and is continuing, we have the right, on one or more occasions, to defer the payment of interest on the Debentures as described in this prospectus supplement for up to 40 consecutive quarterly periods without giving rise to an event of default. Any deferred interest payments will bear additional interest at the rate of 5.125% per year, compounded quarterly, to the extent permitted by applicable law. See "Description of the Debentures—Option to Defer Interest Payments."

         The Debentures will be issued in denominations of $25.00 and any integral multiple thereof.

         We may redeem the Debentures at our option, at the times and at the redemption prices described in this prospectus supplement under the section "Description of the Debentures—Optional Redemption." The Debentures will be unsecured and will rank subordinate and junior in right of payment to all of our current and future senior indebtedness. The Debentures will rank equal to any other junior subordinated debentures that we may issue.

         The Debentures are a new issue of securities with no established trading market. We intend to apply to list the Debentures on the New York Stock Exchange, Inc. under the symbol "DUKH," and, if the application is approved, we expect trading in the Debentures to begin within 30 days after the date that the Debentures are first issued.

         Investing in the Debentures involves risks. See "Risk Factors" on page S-8 of this prospectus supplement.

	Price to Public(1)	Underwriting Discount	Proceeds to Duke Energy Corporation before expenses(1)
Per Debenture	$25.00	$0.7875	$24.2125
Total Debentures(2)	$500,000,000	$15,750,000	$484,250,000

(1)
Plus accrued interest, if any, from January 14, 2013, if initial settlement occurs after that date.

(2)
An underwriting discount of $0.7875 per Debenture (or up to $15,750,000 for all Debentures) will be deducted from the proceeds paid to us by the underwriters. However, the discount will be $0.50 per Debenture for sales to institutions and, to the extent of such institutional sales, the total underwriting discount will be less than the amount set forth in the above table. As a result of sales to institutions, the total proceeds to us increased by $578,680. Certain other expenses of the offering will be paid by us, see "Underwriting."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

         We expect the Debentures to be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V., on or about January 14, 2013.

         UBS Securities LLC acted as structuring advisor and Morgan Stanley & Co. LLC acted as physical book-runner for this transaction.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Morgan Stanley
UBS Investment Bank		Wells Fargo Securities

Co-Managers

J.P. Morgan	RBC Capital Markets

The date of this prospectus supplement is January 9, 2013.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

        If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

        It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you in "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus.

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Duke Energy," "we," "us" and "our" or similar terms are to Duke Energy Corporation and, unless the context otherwise provides, its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in this prospectus supplement for information about how you can obtain the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the Debentures involves risks. See "Risk Factors" in this prospectus supplement.

Duke Energy Corporation

        Duke Energy, together with its subsidiaries, is a diversified energy company with both regulated and unregulated utility operations. We supply, deliver and process energy for customers in the United States and selected international markets.

        Duke Energy's regulated utility operations consist of its U.S. franchised electric and gas segment, which serves approximately 7.1 million customers located in six states in the southeast and midwest regions of the United States. The U.S. franchised electric and gas segment consists of regulated generation and electric and gas transmission and distribution systems. The segment's generation portfolio includes a mix of energy resources with different operating characteristics and fuel sources. In our regulated electric operations, we own approximately 48,250 megawatts of generating capacity serving an area of approximately 104,000 square miles. Our gas operations include regulated natural gas transmission and distribution with approximately 500,000 customers located in southwestern Ohio and northern Kentucky.

        Duke Energy's commercial power segment owns, operates and manages power plants, primarily located in the midwest region of the United States. Duke Energy Retail Sales, a subsidiary of Duke Energy and part of the commercial power segment, serves retail electric customers in Ohio with generation and other energy services. The commercial power segment owns and operates a generation portfolio of approximately 6,900 net megawatts of power generation, excluding renewable generation assets. The commercial power segment also includes Duke Energy Generation Services, which had approximately 1,250 megawatts of renewable energy assets in operation and a significant pipeline of renewable energy projects under development as of September 30, 2012.

        Duke Energy's international business segment operates and manages power generation facilities and engages in sales and marketing of electric power, natural gas and natural gas liquids primarily in Latin America. It maintains almost 4,300 megawatts of owned capacity. Our international segment also has an equity investment in National Methanol Company in Saudi Arabia, a regional producer of methanol and methyl tertiary butyl ether, a gasoline additive. Our international segment's customers include retail distributors, electric utilities, independent power producers, marketers and industrial/commercial companies.

        We are a Delaware corporation. The address of our principal executive offices is 550 South Tryon Street, Charlotte, North Carolina 28202-1803 and our telephone number is (704) 382-3853. Our common stock is listed and trades on the New York Stock Exchange under the symbol "DUK."

        The foregoing information about Duke Energy is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy, you should refer to the information described under the caption "Where You Can Find More Information" in this prospectus supplement.

 The Offering

Issuer	Duke Energy Corporation
Security Offered

We are offering $500 million aggregate principal amount of our 5.125% Junior Subordinated Debentures due 2073. The Debentures will be issued in registered form and in denominations of $25 and integral multiples thereof.

Maturity	The Debentures will mature on January 15, 2073.
Interest Rate	5.125% per year
Interest Payment Dates

Subject to our right to defer interest payments as described below, interest on the Debentures will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2013.

Interest Deferral

So long as no event of default under the Indenture (as defined below) with respect to the Debentures has occurred and is continuing, we may, on one or more occasions, defer the quarterly interest payments on the Debentures for up to 40 consecutive quarterly periods. In other words, we may declare at our discretion up to a ten-year interest payment moratorium on the Debentures and may choose to do that on more than one occasion. We may also elect to shorten the length of any deferral period. Interest payments cannot be deferred, however, beyond the maturity date or redemption date, if earlier, of the Debentures, and we cannot begin a new interest deferral period until we have paid all accrued interest on the Debentures from the previous deferral period. Any deferred interest on the Debentures will accrue additional interest at a rate equal to the interest rate on the Debentures, compounded quarterly, to the extent permitted by applicable law.

If we defer payments of interest on the Debentures, the Debentures will be treated at that time, solely for purposes of the original issue discount rules, as having been retired and reissued with original issue discount for United States federal income tax purposes. This means you would be required to include in your gross income for United States federal income tax purposes the deferred interest payments on your Debentures (including interest thereon) before you receive cash interest payments, regardless of your regular method of accounting for United States federal income tax purposes. For more information about the tax consequences you may have if payments of interest are deferred, see "U.S. Federal Income Tax Considerations—United States Persons—Exercise of Deferral Option" below. We have no current intention of exercising our right to defer interest payments on the Debentures.

Certain Restrictions during an Optional Deferral Period	During any period in which we defer interest payments on the Debentures, we will not, and will cause our majority-owned subsidiaries not to, do any of the following (with certain limited exceptions):
• declare or pay any dividends or distributions on Duke Energy Corporation capital stock;
• redeem, purchase, acquire or make a liquidation payment with respect to any Duke Energy Corporation capital stock;
• pay any principal, interest or premium on, or repay, repurchase or redeem any Duke Energy Corporation debt securities that are equal or junior in right of payment with the Debentures; or
• make any payments with respect to any Duke Energy Corporation guarantee of debt securities if such guarantee is equal or junior in right of payment with the Debentures.
Optional Redemption	We may redeem the Debentures at our option before their maturity:

•

in whole or in part on one or more occasions before January 15, 2018, at 100% of their principal amount plus accrued and unpaid interest plus any applicable "make-whole premium," as described in "Description of the Debentures—Optional Redemption" of this prospectus supplement;

• in whole or in part on one or more occasions on or after January 15, 2018 at 100% of their principal amount plus accrued and unpaid interest;

•

in whole but not in part before January 15, 2018, upon a redemption notice delivered within 90 days of the occurrence of a Tax Event (as defined in "Description of the Debentures—Optional Redemption—Redemption Following a Tax Event" of this prospectus supplement), at 100% of their principal amount plus accrued and unpaid interest; or

•

in whole but not in part before January 15, 2018, upon a redemption notice delivered within 90 days after the conclusion of any review or appeal process instituted by us following the occurrence and continuation of a Rating Agency Event (as defined in "Description of the Debentures—Optional Redemption—Redemption Following a Rating Agency Event" of this prospectus supplement), at 102% of their principal amount plus accrued and unpaid interest.

Subordination; Ranking

The Debentures will be unsecured and will rank junior and be subordinated, to the extent and in the manner set forth in the Indenture, in right of payment and upon liquidation to the prior payment in full of all of our current and future senior indebtedness. At September 30, 2012, Duke Energy Corporation had approximately $6.1 billion of indebtedness that will rank senior in priority with respect to the Debentures. The Indenture contains no restrictions on the amount of additional senior or subordinated indebtedness that we may issue under it, and we expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the Debentures.

The Debentures will be our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we are a holding company, our obligations on the Debentures will be structurally subordinated to all existing and future liabilities, including indebtedness, and the preferred stock of our subsidiaries. At September 30, 2012, our subsidiaries had outstanding preferred stock of approximately $93 million and approximately $29.9 billion of indebtedness and capital lease obligations. Payment upon approximately $1.2 billion of such subsidiary indebtedness is guaranteed by Duke Energy Corporation.

Events of Default	The following are the events of default under the Indenture with respect to the Debentures:

•

failure to pay interest on the Debentures within 60 days after such interest is due (provided, however, that a failure to pay interest during a valid optional deferral period will not constitute an event of default);

• failure to pay principal of or any premium on the Debentures when due; and
• certain bankruptcy, insolvency or reorganization events with respect to Duke Energy Corporation.
Listing

We intend to apply to list the Debentures on the New York Stock Exchange, Inc., or the NYSE, under the symbol "DUKH," and, if the application is approved, we expect trading in the Debentures to begin within 30 days after the date that the Debentures are first issued.

No Sinking Fund	The Debentures do not have the benefit of a sinking fund.

Use of Proceeds

The aggregate net proceeds from the sale of the Debentures, after deducting the underwriting discount and related offering expenses, are expected to be approximately $484.3 million. The net proceeds from the sale of the Debentures will be used to fund the redemption of the outstanding $300 million of 7.10% Junior Subordinated Deferrable Interest Notes due 2039, issued by our indirect subsidiary, Florida Progress Funding Corporation, which have been called for redemption on February 1, 2013. These notes were issued to FPC Capital I, another of our indirect subsidiaries, in connection with its issuance of $300 million of 7.10% Cumulative Quarterly Income Preferred Securities due 2039, Series A, which have also been called for redemption on February 1, 2013. The remaining net proceeds will be used to repay a portion of our commercial paper as it matures, to fund capital expenditures of our unregulated businesses and for general corporate purposes. As of January 3, 2013, we had approximately $650 million of commercial paper outstanding, with a weighted average interest rate of approximately 0.50%. Our outstanding commercial paper matures no later than 90 days after its date of issue. We issue commercial paper from time to time to fund our working capital and other needs, including those of our subsidiaries.

Book-Entry

The Debentures will be represented by one or more global securities registered in the name of and deposited with or on behalf of The Depository Trust Company, or DTC, or its nominee. Beneficial interests in the Debentures will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC in the United States or Clearstream Banking, société anonyme, Luxembourg, or Clearstream, Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, or the Euroclear System, in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. This means that you will not receive a certificate for your Debentures and Debentures will not be registered in your name, except under certain limited circumstances described under the caption "Book-Entry System."

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors

An investment in the Debentures involves risks. You should carefully consider the discussion of risks in "Risk Factors" in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus, including "Cautionary Statement Regarding Forward-Looking Information," on page S-11 of this prospectus supplement, before deciding whether an investment in the Debentures is suitable for you.

RISK FACTORS

        Investing in the Debentures involves risks, not all of which are described in this prospectus supplement and the accompanying prospectus. Before investing in the Debentures, you should, in consultation with your legal and financial advisors, carefully consider the following risk factors, as well as those under the heading "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2012 and September 30, 2012, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The Debentures are not an appropriate investment for you if you are not knowledgeable about significant features of the Debentures, about our financial condition, results of operations, business or prospects or about financial matters in general. You should not purchase the Debentures unless you understand, and know that you can bear, these risks.

Our obligations under the Debentures will be unsecured and will be subordinated.

        Our obligations under the Debentures are unsecured and will rank junior in priority of payment to our senior indebtedness (as defined in the Indenture). This means that we may not make any payments of principal or interest on the Debentures:

  •
  if there shall have occurred a default in the payment on account of the principal of (or premium, if any) or interest on or other monetary amounts due and payable on any senior indebtedness, or

  •
  if any other default shall have occurred concerning any senior indebtedness that permits the holders thereof to accelerate the maturity of such senior indebtedness following notice, the lapse of time, or both, or

  •
  during any time senior indebtedness is outstanding, the principal of, and accrued interest on, any series of subordinated securities issued under the Indenture shall have been declared due and payable upon an event of default that is not rescinded or annulled pursuant to the Indenture.

        The Debentures will rank equal to any pari passu subordinated indebtedness we may incur from time to time. For more information on the subordination provisions and the definition of "senior indebtedness," see "Description of the Debentures—Ranking" in this prospectus supplement.

        At September 30, 2012, Duke Energy Corporation had approximately $6.1 billion of indebtedness that will rank senior in priority with respect to the Debentures and had no outstanding subordinated indebtedness. The Indenture contains no restrictions on the amount of additional senior or subordinated indebtedness that we may issue under it.

        Due to the subordination provisions described in "Description of the Debentures—Ranking," in the event of our insolvency, funds which we would otherwise use to pay to the holders of the Debentures will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. The recovery of funds by our general creditors would not be so reduced. As a result, our general creditors may recover more, ratably, than the holders of the Debentures. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the Debentures.

The Debentures will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the liabilities and preferred stock of our subsidiaries, which means that creditors and preferred stockholders of our subsidiaries will be paid from their assets before holders of the Debentures would have any claims to those assets.

        The Debentures will be our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we are a holding company, our obligations on the Debentures will be structurally subordinated to all existing and future liabilities, including indebtedness, and the preferred stock of our subsidiaries. At September 30, 2012, our subsidiaries had outstanding preferred stock of approximately $93 million and approximately $29.9 billion of indebtedness and capital lease obligations. Payment upon approximately $1.2 billion of such subsidiary indebtedness is guaranteed by us. All of such guarantees were granted to the holders of certain unsecured debt of our subsidiary, Duke Energy Carolinas, LLC, in connection with changes in our corporate structure relating to the closing of our merger with Cinergy Corp. in 2006.

Our ability to pay principal and interest on the Debentures is limited by the amounts that our subsidiaries pay to us.

        As a holding company, our ability to pay principal and interest on the debentures is affected by the ability of our subsidiaries to declare and distribute dividends to us on such subsidiaries' capital stock and to make payments on intercompany borrowings that are owed to us. Our regulated operating subsidiaries, which are the principal sources of our consolidated cash flow, are subject to regulations by various state and federal agencies, which govern the ability of these operating subsidiaries to pay dividends.

We can defer interest payments on the Debentures for one or more periods of up to 40 consecutive quarterly periods. This may affect the market price of the Debentures.

        So long as no event of default under the Indenture with respect to the Debentures has occurred and is continuing, we may defer interest payments on the Debentures, from time to time, for one or more optional deferral periods of up to 40 consecutive quarterly periods. At the end of an optional deferral period, if all amounts due are paid, we could start a new optional deferral period of up to 40 consecutive quarterly periods. During any optional deferral period, interest on the Debentures would be deferred but would accrue additional interest at a rate equal to the interest rate on the Debentures, compounded quarterly, to the extent permitted by applicable law. No optional deferred period may extend beyond the maturity date or redemption date, if earlier, of the Debentures. If we exercise this interest deferral right, the Debentures may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Debentures or that is otherwise less than the price at which the Debentures may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the Debentures may be more volatile than other securities that do not have these rights.

We are not permitted to pay current interest on the Debentures until we have paid all outstanding deferred interest, which could have the effect of extending interest deferral periods.

        During an optional deferral period, we are not permitted to pay current interest on the Debentures until we have paid all accrued and unpaid deferred interest on the Debentures. As a result, we may not be able to pay current interest on the Debentures if we do not have available funds to pay all accrued and unpaid deferred interest.

        If you sell your Debentures before the special record date for the payment of interest at the end of an optional deferral period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the special record date for the payment of such deferred interest regardless of who the holder of record may have been on any other date during the optional deferral period. Moreover, amounts that you were required to include in income in respect of the Debentures during the optional deferral period will be added to your adjusted tax basis in the Debentures, but may not be reflected in the amount that you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations. See "U.S. Federal Income Tax Considerations—United States Persons—Sale of Debentures" in this prospectus supplement.

If interest payments on the Debentures are deferred, holders of the Debentures will be required to recognize income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income.

        If we defer interest payments on the Debentures, the Debentures would be treated as issued with original issue discount, or OID, at the time of such deferral, and all stated interest due after such deferral would be treated as OID. In such case, a United States Person (as defined in this prospectus supplement under "U. S. Federal Income Tax Considerations") would be required to include such stated interest in income as it accrued, regardless of its regular method of accounting, using a constant yield method, before such holder receives any payment attributable to such income, and would not separately report the actual cash payments of interest on the debentures as taxable income. See "U.S. Federal Income Tax Considerations—United States Persons—Interest Income and Original Issue Discount" and "U.S. Federal Income Tax Considerations—United States Persons—Exercise of Deferral Option."

Rating agencies may change their practices for rating the Debentures, which change may affect the market price of the Debentures. In addition, we may redeem the Debentures if a rating agency makes certain changes in the equity credit methodology for securities such as the Debentures.

        The rating agencies that currently or may in the future publish a rating for Duke Energy Corporation, including Moody's Investors Service, Inc., Standard & Poor's Ratings Services (a Standard & Poor's Financial Services LLC business), and Fitch Ratings, each of which is expected to initially publish a rating of the Debentures, may, from time to time in the future, change the way they analyze securities with features similar to the Debentures. This may include, for example, changes to the relationship between ratings assigned to an issuer's senior securities and ratings assigned to securities with features similar to the Debentures. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Debentures are subsequently lowered, that could have a negative impact on the trading price of the Debentures. In addition, we may redeem the Debentures before January 15, 2018 at our option, in whole but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the Debentures. See "Description of the Debentures—Optional Redemption—Redemption Following a Rating Agency Event" in this prospectus supplement.

An active trading market for the Debentures may not develop, and any such market for the Debentures may be illiquid.

        The Debentures constitute a new issue of securities with no established trading market. We intend to apply to list the Debentures on the NYSE. If approved for listing, trading on the NYSE is expected to commence within 30 days after the date that the Debentures are first issued. However, listing the debentures on the NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their Debentures easily. In addition, the liquidity of the trading market in the Debentures, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active after-market for the Debentures will develop or be sustained, that holders of the Debentures will be able to sell their Debentures or that holders of the Debentures will be able to sell their Debentures at favorable prices.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein, include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are based on our management's beliefs and assumptions and on information currently available to us. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "guidance," "outlook" and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to:

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  State, federal and foreign legislative and regulatory initiatives, including costs of compliance with existing and future environmental requirements, as well as rulings that affect cost and investment recovery or have an impact on rate structures;

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  The ability to recover eligible costs and earn an adequate return on investment through the regulatory process;

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  The scope of necessary repairs of the delamination of our Crystal River Unit 3 Nuclear Plant, which could prove more extensive or costly than is currently identified or could prove not to be feasible resulting in early retirement of the unit, and the cost of such repairs and/or associated replacement power, which could exceed estimates and insurance coverage or may not be recoverable through the regulatory process;

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  The ability to successfully integrate the businesses of Progress Energy, Inc., or Progress Energy, and realize cost savings and any other synergies expected from our merger with Progress Energy;

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  The ability to maintain relationships with customers, employees or suppliers post-merger;

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  The risk that the credit ratings of Duke Energy or its subsidiaries may be different from what they expect;

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  The impact of compliance with material restrictions or conditions related to the Progress Energy merger imposed by regulators that could exceed our expectations;

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  Costs and effects of legal and administrative proceedings, settlements, investigations and claims;

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  Industrial, commercial and residential growth or decline in Duke Energy's service territories, customer base or customer usage patterns;

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  Additional competition in electric markets and continued industry consolidation;

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  Political and regulatory uncertainty in other countries in which Duke Energy conducts business;

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  The influence of weather and other natural phenomena on Duke Energy's operations, including the economic, operational and other effects of storms, hurricanes, droughts and tornadoes;

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  The ability to successfully operate electric generating facilities and deliver electricity to customers;

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  The ability to recover, in a timely manner, if at all, costs associated with future significant weather events through the regulatory process;

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  The impact on Duke Energy's facilities and business from a terrorist attack, cyber security threats and other catastrophic events;

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  The inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks;

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  The timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates and the ability to recover such costs through the regulatory process, where appropriate;

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  Unscheduled generation outages, unusual maintenance or repairs and electric transmission system constraints;

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  The performance of electric generation facilities and of projects undertaken by Duke Energy's non-regulated businesses;

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  The results of financing efforts, including Duke Energy's ability to obtain financing on favorable terms, which can be affected by various factors, including Duke Energy's credit ratings and general economic conditions;

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  Declines in the market prices of equity securities and resultant cash funding requirements for Duke Energy's defined benefit pension plans and nuclear decommissioning trust funds;

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  The level of creditworthiness of counterparties to Duke Energy's transactions;

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  Employee workforce factors, including the potential inability to attract and retain key personnel;

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  Growth in opportunities for Duke Energy's business units, including the timing and success of efforts to develop domestic and international power and other projects;

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  Construction and development risks associated with the completion of Duke Energy's capital investment projects in existing and new generation facilities, including risks related to financing, obtaining and complying with terms of permits, meeting construction budgets and schedules, and satisfying operating and environmental performance standards, as well as the ability to recover costs from ratepayers in a timely manner or at all;

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  The ability of our subsidiaries to pay dividends or distributions to Duke Energy Corporation;

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  The effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

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  The impact of potential goodwill impairments; and

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  The ability to successfully complete future merger, acquisition or divestiture plans.

        In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus might not occur or might occur to a different extent or at a different time than we have described. You should not put undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 RATIOS OF EARNINGS TO FIXED CHARGES

        The ratios of earnings to fixed charges are calculated using the Securities and Exchange Commission guidelines.

	Nine Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
	(dollars in millions)
Earnings (as defined for the fixed charges calculation):
Add:
Pretax income from continuing operations(a)	$1,776	$2,297	$2,097	$1,770	$1,993	$2,078
Fixed charges	1,028	1,057	1,045	892	883	797
Distributed income of equity investees	110	149	111	82	195	147
Deduct:
Preferred dividend requirements of subsidiaries	2	—	—	—	—	—
Interest capitalized(b)	128	166	168	102	93	71

Total earnings (as defined for the fixed charges calculation)	$2,784	$3,337	$3,085	$2,642	$2,978	$2,951

Fixed charges:
Interest on debt, including capitalized portions(b)	$985	$1,026	$1,008	$853	$834	$756
Estimate of interest within rental expense	7	31	37	39	49	41
Preferred dividend requirements	2	—	—	—	—	—
Total fixed charges	$1,028	$1,057	$1,045	$892	$883	$797

Ratio of earnings to fixed charges	2.7	3.2	3.0	3.0	3.4	3.7

(a)
Excludes amounts attributable to noncontrolling interests and income or loss from equity investees.

(b)
Excludes the equity costs related to Allowance for Funds Used During Construction that are included in Other Income and Expenses in the Condensed Consolidated Statements of Operations.

USE OF PROCEEDS

        The aggregate net proceeds from the sale of the Debentures, after deducting the underwriting discount and related offering expenses, are expected to be approximately $484.3 million. The net proceeds from the sale of the Debentures will be used to fund the redemption of the outstanding $300 million of 7.10% Junior Subordinated Deferrable Interest Notes due 2039, issued by our indirect subsidiary, Florida Progress Funding Corporation, which have been called for redemption on February 1, 2013. These notes were issued to FPC Capital I, another of our indirect subsidiaries, in connection with its issuance of $300 million of 7.10% Cumulative Quarterly Income Preferred Securities due 2039, Series A, which have also been called for redemption on February 1, 2013. The remaining net proceeds will be used to repay a portion of our commercial paper as it matures, to fund capital expenditures of our unregulated businesses and for general corporate purposes. As of January 3, 2013, we had approximately $650 million of commercial paper outstanding, with a weighted average interest rate of approximately 0.50%. Our outstanding commercial paper matures no later than 90 days after its date of issue. We issue commercial paper from time to time to fund our working capital and other needs, including those of our subsidiaries.

DESCRIPTION OF THE DEBENTURES

General

        The following description of the terms of the Debentures summarizes certain general terms that will apply to the Debentures. The Debentures will be issued as a new series of debt securities under an Indenture between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as Trustee, dated as of June 3, 2008, as supplemented from time to time, including by the Eighth Supplemental Indenture, to be dated as of January 14, 2013, collectively referred to as the Indenture. This description is not complete, and we refer you to the accompanying prospectus and the Indenture. Defined terms have the meanings assigned to them in the Indenture.

        The Debentures are issuable in denominations of $25 or any integral multiple thereof. The Debentures will be issued in an initial aggregate principal amount of $500 million. We expect that the Debentures will be held in book-entry form only, as described under "Book-Entry System—The Depository Trust Company" in this prospectus supplement, and will be held in the name of The Depository Trust Company or its nominee.

        We may from time to time, without the consent of existing holders, create and issue further junior subordinated debentures having the same terms and conditions as the Debentures being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon and the initial interest accrual date. Additional junior subordinated debentures issued in this manner will be consolidated with and will form a single series with the previously outstanding Debentures.

        As used in this prospectus supplement, "business day" means, with respect to the Debentures, any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close, or a day on which the Corporate Trust Office is closed for business.

Interest

        The Debentures will mature on January 15, 2073. Interest on the Debentures will accrue from and including their date of initial issuance to, but excluding, the maturity date or earlier acceleration or redemption at a rate of 5.125% per year. Subject to our right to defer interest payments as described below, interest on the Debentures will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2013. If any date on which interest, principal or premium, if any, is payable on the Debentures falls on a day that is not a business day, then payment of the interest, principal or premium, if any, payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. Interest will be paid to the person in whose name the applicable Debenture is registered on the record date for the interest payment date. So long as all of the Debentures remain in book-entry only form, the record date for each interest payment date will be the close of business on the business day immediately preceding the applicable interest payment date. If any of the Debentures do not remain in book-entry only form, the record date for each interest payment date will be the close of business on the fifteenth calendar day immediately preceding the applicable interest payment date (whether or not a business day). In either case, however, a special record date shall apply for the payment of interest which is deferred as described below. See "—Option to Defer Interest Payments."

        Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from January 14, 2013 or from the most recent interest payment date to which interest has been paid or duly provided for.

Option to Defer Interest Payments

        So long as there is no event of default under the Indenture with respect to the Debentures that is continuing, we may defer interest payments on the Debentures for a period of up to 40 consecutive quarterly periods, except that no such deferral period may extend beyond the maturity date or redemption date, if earlier, of the Debentures. During this deferral period, the interest on the Debentures will still accrue at a rate of 5.125% per year. In addition, interest on the deferred interest will accrue at a rate equal to the interest rate on the Debentures, compounded quarterly, to the extent permitted by law.

        Before the end of any deferral period that is shorter than 40 consecutive quarters, we may extend the deferral period, so long as the entire deferral period does not exceed 40 consecutive quarters or extend beyond the maturity date or redemption date, if earlier, of the Debentures. We may also elect to shorten the length of any deferral period. No deferral period (including as extended or shortened) may end on a day other than the last day of a scheduled quarterly interest payment period. At the end of any deferral period, if all amounts then due on the Debentures, including interest on unpaid interest, have been paid, we may elect to begin a new deferral period.

        During any deferral period, we will not, and will cause our majority-owned subsidiaries not to, do any of the following:

  •
  declare or pay any dividends or distributions on Duke Energy Corporation capital stock;

  •
  redeem, purchase, acquire or make a liquidation payment with respect to any Duke Energy Corporation capital stock;

  •
  pay any principal, interest or premium on, or repay, repurchase or redeem any Duke Energy Corporation debt securities that are equal or junior in right of payment with the Debentures; or

  •
  make any payments with respect to any Duke Energy Corporation guarantee of debt securities if such guarantee is equal or junior in right of payment with the Debentures.

        However, during an interest deferral period, we may (a) pay dividends or distributions payable solely in shares of common stock or options, warrants or rights to subscribe for or purchase shares of our common stock, (b) declare any dividend in connection with the implementation of a plan (a "Rights Plan") providing for the issuance by us to all holders of our common stock of rights entitling them to subscribe for or purchase common stock or any class or series of preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable and (3) are also issued in respect of future issuances of common stock, in each case until the occurrence of a specified event or events, (c) issue any of our shares of capital stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock, (e) purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchase common stock related to the issuance of common stock or rights under our dividend reinvestment plan or any of our benefit plans for our directors, officers, employees, consultants or advisors.

        We will give the holders of the Debentures and the trustee notice of our election or any shortening or extension of a deferral period at least ten business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to the NYSE or any applicable self-regulatory organization or to holders of the Debentures of such next succeeding interest payment date or the record date therefor. The special record date established under the Indenture for the payment of deferred interest will be the regular record date with respect to the interest payment date at the end of the respective deferral period.

Optional Redemption

        At any time before January 15, 2018, we will have the right to redeem the Debentures, in whole or in part and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Debentures being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Debentures being redeemed (exclusive of interest accrued to the redemption date) from the redemption date to January 15, 2018 (assuming, solely for the purposes of this calculation, that the principal amount of the Debentures to be redeemed was payable on January 15, 2018), discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points, plus, in either case, accrued and unpaid interest on the Debentures being redeemed to, but excluding, such redemption date.

        For purposes of these redemption provisions, the following terms have the following meanings:

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term to January 15, 2018 of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term to January 15, 2018 of such Debentures.

        "Comparable Treasury Price" means with respect to any redemption date for the Debentures, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if fewer than four such Reference Treasury Dealer Quotations are obtained, the average of all such Reference Treasury Dealer Quotations.

        "Quotation Agent" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC, and a Primary Treasury Dealer (defined herein) selected by Wells Fargo Securities, LLC plus one other financial institution appointed by us at the time of any redemption, or their respective affiliates which are primary U.S. Government securities dealers in the United States (a "Primary Treasury Dealer"), and their respective successors; provided, however, that if any of the foregoing or their affiliates or successors shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the quarterly equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        At any time on or after January 15, 2018, we will have the right to redeem the Debentures, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest on the Debentures being redeemed to, but excluding, the date of redemption.

  Redemption Following a Tax Event

        We will have the right to redeem the Debentures, in whole but not in part, at any time before January 15, 2018 upon a redemption notice delivered within 90 days following the occurrence and continuation of a Tax Event (as defined below), at a redemption price equal to 100% of the principal amount of such Debentures being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

        A "Tax Event" means that we have received an opinion of counsel experienced in such matters to the effect that, as a result of:

  •
  any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

  •
  an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

  •
  any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

  •
  a threatened challenge asserted in writing in connection with our audit or an audit of any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the Debentures is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.

  Redemption Following a Rating Agency Event

        We will have the right to redeem the Debentures, in whole but not in part, at any time before January 15, 2018 upon a redemption notice delivered within 90 days after the conclusion of any review or appeal process instituted by us following the occurrence and continuation of a Rating Agency Event (as defined below), at a redemption price equal to 102% of the principal amount of such Debentures being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

        "Rating Agency Event" means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the Debentures on the date of initial issuance of the Debentures, or the current methodology, which change either (i) shortens the period of time during which equity credit pertaining to the Debentures would have been in effect had the current methodology not been changed, or (ii) reduces the amount of equity credit assigned to the Debentures as compared with the amount of equity credit that such rating agency had assigned to the Debentures as of the date of initial issuance thereof.

Redemption Procedures

        We will provide not less than 30 nor more than 60 days' notice mailed to each registered holder of the Debentures to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue from and after the redemption date on the Debentures or portions of such Debentures called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

Ranking

        The Debentures will be unsecured and will rank junior and be subordinated, to the extent and in the manner set forth in the Indenture, in right of payment and upon liquidation to the prior payment in full of all of our senior indebtedness.

        Subject to the qualifications described below, the term senior indebtedness is defined in the Indenture to mean:

  •
  all obligations or indebtedness of, or guaranteed or assumed by, Duke Energy Corporation, whether or not represented by bonds, debentures, notes or similar instruments, for borrowed money, and

  •
  any amendments, renewals, extensions, modifications and refundings of any such obligations or indebtedness,

unless in the instrument creating or evidencing the indebtedness or obligations it is specifically stated, at or prior to the time Duke Energy Corporation becomes liable in respect thereof, that the indebtedness or obligation or such amendment, renewal, extension, modification and refunding thereof is not senior indebtedness. However, senior indebtedness does not include:

  •
  any indebtedness owed by us to trade creditors incurred in connection with the purchase of goods, materials or services obtained in the ordinary course of business,

  •
  indebtedness owed by us to our subsidiaries, or

  •
  indebtedness owed by us to our employees,

which, in each case, will rank equally with the Debentures in right of payment, subject to the provisions described under "—Option to Defer Interest Payments."

        Additionally, senior indebtedness will not include any indebtedness the terms of which provide that such indebtedness ranks junior to the Debentures, with respect to which the Debentures will rank senior in right of payment.

        If:

  •
  there shall have occurred a default in the payment on account of the principal of (or premium, if any) or interest on or other monetary amounts due and payable on any senior indebtedness, or

  •
  any other default shall have occurred concerning any senior indebtedness that permits the holders thereof to accelerate the maturity of such senior indebtedness following notice, the lapse of time, or both, or

  •
  during any time senior indebtedness is outstanding, the principal of, and accrued interest on, any series of subordinated securities issued under the Indenture shall have been declared due and payable upon an event of default that is not rescinded or annulled pursuant to the Indenture;

then, unless and until such default is cured or waived or ceases to exist, or such declaration is waived, rescinded or annulled, we are not permitted to make any payment of the principal of or premium or interest on the Debentures. Our inability to make payments on the Debentures due to the subordination provisions applicable to the Debentures will not prevent an event of default from occurring under the Indenture with respect to the Debentures.

        In the event of our dissolution or winding up or total or partial liquidation or reorganization, whether in bankruptcy, receivership or other similar proceedings, we will first pay in full, or provide for payment in money or money's worth, all senior indebtedness, including any premium and accrued interest, before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Debentures (other than shares of capital stock or subordinated debt securities of the reorganized entity, which we refer to as "Reorganized Securities"). In such an event, we will pay or deliver directly to the holders of senior indebtedness, any payment or distribution otherwise payable or deliverable to holders of the Debentures (other than Reorganized Securities). We will make the payments to the holders of senior indebtedness according to priorities existing among those holders until all senior indebtedness, including any premium and accrued interest, is paid in full or we have provided for payment thereof in money or money's worth.

        In such an event, after we have paid in full all amounts owed on senior indebtedness, the holders of Debentures together with the holders of any of our other obligations that rank equally with the Debentures will be entitled to receive from our remaining assets any principal, premium, if any, or interest due at that time on the Debentures and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Debentures.

        If we violate the Indenture by making a payment or distribution (other than Reorganized Securities) to the Trustee or the holders of the Debentures before we have paid all the senior indebtedness in full or provided for payment thereof in money or money's worth, then the Trustee and such holders of the Debentures will have to pay or transfer such payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee, agent or other person distributing our assets or securities for payment of the senior indebtedness. Because of the subordination provisions of the Indenture, if we become insolvent, holders of senior indebtedness may receive more, ratably, and holders of the Debentures may receive less, ratably, than our other creditors.

        The Indenture contains no restrictions on the amount of additional senior or subordinated indebtedness that we may issue under it, and we expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the Debentures. At September 30, 2012, Duke Energy Corporation had approximately $6.1 billion of indebtedness that will rank senior in priority with respect to the Debentures.

        The Debentures will be our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we are a holding company, our obligations on the Debentures will be structurally subordinated to all existing and future liabilities, including indebtedness, and the preferred stock of our subsidiaries. At September 30, 2012, our subsidiaries had outstanding preferred stock of approximately $93 million and approximately $29.9 billion of indebtedness and capital lease obligations. Payment upon approximately $1.2 billion of such subsidiary indebtedness is guaranteed by Duke Energy Corporation. All of such guarantees were granted to the holders of certain unsecured debt of our subsidiary, Duke Energy Carolinas, LLC, in connection with changes in our corporate structure relating to the closing of our merger with Cinergy Corp. in 2006.

Events of Default

        The following "events of default" are applicable to the Debentures, instead of the events of default described in the accompanying prospectus:

  •
  failure to pay interest on the Debentures within 60 days after such interest is due (provided, however, that a failure to pay interest during a valid optional deferral period, as discussed above in "—Option to Defer Interest Payments" will not constitute an event of default);

  •
  failure to pay principal of or any premium on the Debentures when due; and

  •
  certain bankruptcy, insolvency or reorganization events with respect to Duke Energy Corporation.

With respect to the Debentures, a failure to comply with the other covenants under the Indenture does not constitute an event of default. See "Description of Debt Securities—Events of Default" in the accompanying prospectus for a description of rights and remedies relating to events of default. The Trustee has no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of the holders of the Debentures pursuant to the Indenture in connection with any failure to comply with such other covenants.

Agreement by Holders of Certain Tax Treatment

        Each holder of the Debentures will, by accepting the Debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the Debentures constitute indebtedness and will treat the Debentures as indebtedness for all United States federal, state and local tax purposes.

Sinking Fund

        There is no provision for a sinking fund applicable to the Debentures.

Conforming Amendments

        We and the Trustee may, from time to time, without the consent of the holders of the Debentures, modify and amend the above-referenced Eighth Supplemental Indenture, and the instruments evidencing the Debentures, if such modification or amendment only conforms the terms of the Eighth Supplemental Indenture or such instruments to the terms thereof as contained in this prospectus supplement and the accompanying prospectus.

Reports

        We will provide the Trustee any information, documents or reports required to be filed by Duke Energy Corporation with the Securities and Exchange Commission, or the SEC, under Section 13 or Section 15(d) of the Exchange Act, within 15 days after the same is filed with the SEC. See "Where You Can Find More Information" in this prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Debentures and sets forth the opinions of Robinson, Bradshaw & Hinson, P.A., special tax counsel to Duke Energy. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), United States Treasury regulations, and rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. In particular, either the Internal Revenue Service ("IRS") or the courts could disagree with the conclusions contained and positions taken in this summary.

        The summary deals only with Debentures held as capital assets and does not deal with persons in special tax situations, such as financial institutions, banks, insurance companies, tax-exempt entities, real estate investment trusts, regulated investment companies, dealers in securities or currencies, persons holding Debentures as a position in a "straddle," a "hedging," "conversion" or constructive sale transaction for tax purposes, certain former citizens or residents of the United States, or United States Persons (as defined below) whose functional currency is not the United States dollar. The summary also does not deal with holders other than original purchasers who purchase the Debentures upon original issuance at their original issue price. In addition, this discussion does not address the income tax consequences to stockholders in, or partners or beneficiaries of, a holder of Debentures, the United States alternative minimum tax consequences of the purchase, ownership and disposition of Debentures, or any estate, gift, state, local or foreign tax consequences of the purchase, ownership and disposition of Debentures. Before purchasing the Debentures, you should consult your own tax advisor concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of the Debentures arising under any other tax laws of the United States or other taxing jurisdictions.

        For purposes of this summary, a "United States Person" is a beneficial owner of a Debenture that is for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity treated as a corporation for United States federal income tax purposes that is created or organized under the laws of the United States, any State thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Tax Code) have the authority to control all substantial decisions of such trust, or the trust has made an election under the applicable Treasury regulations to be treated as a United States person.

        A "Non-United States Person" is a beneficial owner of a Debenture that is not a United States Person.

Classification of the Debentures

        The determination of whether a security should be classified as indebtedness or equity for United States federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the Debentures. In the opinion of Robinson, Bradshaw & Hinson, P.A., under current law and based on the facts contained in this prospectus supplement, the terms of the Indenture and the Debentures, and certain assumptions stated in the opinion and representations relied upon in rendering the opinion, the Debentures will be classified for

United States federal income tax purposes as indebtedness of Duke Energy Corporation (although there is no controlling authority directly on point). The opinions of Robinson, Bradshaw & Hinson, P.A. are not binding on the IRS or the courts. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus supplement. Accordingly, we cannot assure you that the IRS will not challenge the opinions described herein or that a court would not sustain such a challenge. If the IRS were to successfully challenge the classification of the Debentures as indebtedness, interest payments on the Debentures would be treated for United States federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of Non-United States Persons, interest payments treated as dividends would be subject to withholding of United States income tax, except to the extent provided by an applicable income tax treaty. We agree, and by acquiring an interest in a Debenture each beneficial owner of a Debenture will agree, to treat the Debentures as indebtedness for United States federal income tax purposes, and the remainder of this discussion assumes this treatment. You should consult your own tax advisors regarding the tax consequences that will arise if the Debentures are not treated as indebtedness for United States federal income tax purposes.

United States Persons

  Interest Income and Original Issue Discount

        We have the option under certain circumstances to defer payments of interest on the Debentures. Under the Treasury regulations relating to original issue discount ("OID"), a debt instrument is deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. We believe that the likelihood of our exercising the option to defer payment of stated interest is remote within the meaning of the Treasury regulations in part because our exercise of the option to defer payments of stated interest on the Debentures would generally prevent us from:

  •
  declaring or paying any dividends or distributions on Duke Energy Corporation capital stock;

  •
  redeeming, purchasing, acquiring or making a liquidation payment with respect to any Duke Energy Corporation capital stock;

  •
  paying any principal, interest or premium on, or repaying, repurchasing or redeeming any Duke Energy Corporation debt securities that are equal or junior in right of payment with the Debentures; or

  •
  making any payments with respect to any Duke Energy Corporation guarantee of debt securities if such guarantee is equal or junior in right of payment with the Debentures.

        Similarly, if certain circumstances occur (see "Description of the Debentures—Optional Redemption—Redemption Following a Rating Agency Event"), we will be obligated to pay amounts in excess of stated interest on or principal of the Debentures. The possibility of such excess payments will not affect the amount of interest income that a United States Person recognizes if there is only a remote likelihood that such payments will be made. We believe that the likelihood that we will make any such payments is remote. Based on these positions, stated interest payments on the Debentures should be includible in your ordinary income at the time that those payments are received or accrued, depending on your regular method of accounting for United States federal income tax purposes. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. There can be no assurance that the IRS or a court will agree with these positions. The meaning of the term "remote" in the Treasury regulations has not yet been addressed in any rulings or other guidance by the IRS or any court. If the possibility of interest deferral were determined not to be remote, the Debentures would be treated as issued with OID, and all stated

interest would be treated as OID as long as the Debentures are outstanding. In that case, you would be required to accrue interest income on the Debentures using a constant yield method before you actually receive any cash payment attributable to that interest, regardless of your regular method of accounting for United States federal income tax purposes. If the possibility of excess payments were determined not to be remote, the Debentures could be treated as "contingent payment debt instruments," in which case you would be required to accrue interest income on the Debentures in excess of stated interest and treat as ordinary income rather than as capital gain any income realized on the taxable disposition of the Debentures. In the event excess payments are made, it would likely affect the amount and timing of the income you recognize, even if your Debentures are not redeemed. If you are paid any excess amounts, you will be required to recognize such amounts as income. The remainder of this discussion assumes that the Debentures will not be treated as contingent payment debt instruments.

  Exercise of Deferral Option

        Under the applicable Treasury regulations, if we exercise our option to defer the payment of interest on the Debentures, the Debentures will be treated as if they had been redeemed and reissued for OID purposes. Accordingly, all remaining interest payments on the Debentures (including interest on deferred interest) would be treated as OID, which you would be required to accrue and include in taxable income on an economic accrual basis over the remaining term of the Debentures, without regard to the time interest is actually paid on the Debentures and without regard to your regular method of accounting for United States federal income tax purposes. The amount of OID income includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the Debentures, and the actual receipt of future payments of stated interest on the Debentures would no longer be separately reported as taxable income. The total amount of OID that would accrue during the interest deferral period would be approximately equal to the amount of the cash payment due at the end of that deferral period.

        Any OID included in income would increase your adjusted tax basis in your Debentures, and your actual receipt of cash interest payments would reduce that adjusted tax basis.

  Sale of Debentures

        If you sell your Debentures, or otherwise dispose of them in a taxable transaction, you will recognize gain or loss in an amount equal to the difference between:

  •
  the amount realized on the sale, excluding any amount attributable to accrued but unpaid interest on the Debentures not treated as OID, which excluded amount will be taxed as interest in the manner described above, and

  •
  your adjusted tax basis in the Debentures at the time of disposition.

        For these purposes, your adjusted tax basis generally will equal the initial purchase price that you paid for the Debentures, plus any amount that you were required to include in gross income as OID, minus any cash payments you received in respect of accrued OID. Your gain or loss on the sale of the Debentures generally will be capital gain or loss, and will be long-term capital gain or loss if you have held the investment for more than one year at the time of disposition. Preferential rates of tax may apply to long-term capital gains if you are a non-corporate taxpayer. Subject to certain limitations, capital losses generally cannot be applied to offset ordinary income.

  Medicare Tax

        Certain United States Persons that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their "net investment income," which may include all or a portion of their interest income and net gains from the disposition of the Debentures. Each United States Person that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the Debentures.

Non-United States Persons

        The rules governing the United States federal income taxation of a Non-United States Person are complex, and no attempt will be made herein to provide more than a summary of such rules. Special rules may apply to certain Non-United States Persons such as "controlled foreign corporations" and "passive foreign investment companies." Non-United States Persons should consult their tax advisors about the rules concerning the tax consequences to them of the purchase, ownership and disposition of the Debentures, including withholding on payments to Non-United States Persons and the potential application of tax treaties.

  Interest Income and Original Issue Discount

        The following discussion applies only to beneficial owners of the Debentures who are not United States Persons as defined above. Under present United States federal income tax law, assuming that Debentures are treated as indebtedness for United States federal income tax purposes subject to the discussion below under "—Recently Enacted Legislation" and "—Information Reporting and Backup Withholding", if you are not engaged in a trade or business in the United States, no United States federal income tax or withholding tax will be imposed with respect to payments of principal or interest, including any OID, on the Debentures under the "portfolio interest exemption," provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  you are not a controlled foreign corporation as defined in the Tax Code that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on a Debenture is described in Section 881(c)(3)(A) of the Tax Code; and

  •
  either (a) you provide your name and address on IRS Form W-8BEN or other appropriate form and certify, under penalties of perjury, that you are not a United States Person, or (b) generally, a financial institution holding the Debentures on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN or other appropriate form from you and provides to the withholding agent a copy thereof.

        If you do not satisfy the requirements described above, or if it were determined that the Debentures should be classified as equity and not debt, payments made to you will be subject to a 30% United States federal withholding tax, unless you provide to the withholding agent a properly executed (a) IRS Form W-8BEN or other appropriate form claiming an exemption from, or a reduction of, withholding tax under the benefit of an applicable tax treaty; or (b) IRS Form W-8ECI or other appropriate form stating that interest received on the Debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (and, if an applicable income treaty so provides, is attributable to a permanent establishment maintained in the United States by you). In the latter case, interest (including any OID) will be subject to United States federal income tax on a net income basis in generally the same matter as if you were a United States Person. In addition, if you are a foreign corporation engaged in a trade or business in the United States, you may also be subject to a branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty.

        Special rules regarding exemption from, or reduced rates of, U.S. withholding tax may apply in the case of the Debentures held by partnerships or certain types of trusts. Partnerships and trusts that are prospective purchasers should consult their own tax advisors regarding special rules that may be applicable in their particular circumstances.

  Sales of Debentures

        Any gain realized upon the sale or disposition of the Debentures generally will not be subject to United States federal income tax unless (a) the gain is effectively connected with a United States trade or business conducted by you (and, if an applicable income treaty so provides, is attributable to a permanent establishment maintained in the United States by you); or (b) if you are a Non-United States Person who is an individual, you are present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other requirements are met. If you are engaged in a trade or business in the United States and income on the Debentures is effectively connected with the conduct of that trade or business (and, if an applicable income treaty so provides, is attributable to a permanent establishment maintained in the United States by you), you will be subject to United States federal income tax on that income on a net income basis in generally the same manner as if you were a United States Person. In addition, if you are a foreign corporation engaged in a trade or business in the United States, you may be subject to the branch profits tax described above.

  Recently Enacted Legislation

        Under certain circumstances, the Hiring Incentives to Restore Employment Act (the "HIRE Act") will impose a withholding tax of 30% on payments of U.S. source income on, and the gross proceeds from a disposition of, the Debentures made to certain foreign entities unless various information reporting requirements are satisfied. These rules generally would apply to payments made after December 31, 2012. Despite the December 31, 2012 date set forth in the HIRE Act, the IRS has issued preliminary guidance indicating that the withholding tax on U.S. source income will not be imposed with respect to payments made prior to January 1, 2014 and that the withholding tax on gross proceeds from a disposition of debt instruments will not be imposed with respect to payments made prior to January 1, 2017. As of the date of this prospectus supplement, it is not possible to determine whether the preliminary guidance issued by the IRS will be formalized in its current form or at all. Prospective investors should consult their tax advisors regarding the HIRE Act.

Information Reporting and Backup Withholding

        Information reporting and backup withholding may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS in a timely manner.

        If you are a United States Person, you may be subject to backup withholding at the applicable rate (currently 28%) when you receive interest payments on the Debentures, or proceeds upon the sale, exchange, redemption, retirement or other disposition of the Debentures. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

  •
  your correct taxpayer identification number, and

  •
  a certification that you are not subject to backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

        If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS. Unless you have established on a properly executed IRS Form W-9 or substantially similar form that you are a corporation or come within another enumerated exception, interest and other payments on the Debentures paid to you (including accrued OID) during the calendar year, and the amount of tax withheld, if any, may be reported to you and to the IRS. It is anticipated that income on the Debentures will be reported to United States Persons on Form 1099-INT or, if we exercise our option to defer any payment of interest, Form 1099-OID, and mailed to United States Persons by January 31 following each calendar year.

        If you are a Non-United States Person, the amount of interest and OID paid to you on the Debentures during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest and OID paid to you on the Debentures may be subject to backup withholding unless you properly certify your Non-United States Person status on an IRS Form W-8BEN or substantially similar form in the manner described above. Similarly, information reporting and backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of the Debentures if you properly certify that you are a Non-United States Person on an IRS Form W-8BEN or substantially similar form.

        The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your tax advisors regarding the tax consequences to you of the acquisition, ownership and disposition of the Debentures, including the tax consequences under state, local, foreign and other tax laws.

 BOOK-ENTRY SYSTEM

        We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        The Debentures initially will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC's nominee.

        Investors may elect to hold interests in a global security through either DTC in the United States or Clearstream, Luxembourg or the Euroclear System in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the Euroclear System's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the "U.S. Depositaries").

        You may hold your interests in a global security in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the Debentures, DTC or such nominee will be considered the sole owner and holder of the Debentures for all purposes of the Debentures and the indenture governing the Debentures. Except as provided below, owners of beneficial interests in the Debentures will not be entitled to have the Debentures registered in their names, will not receive or be entitled to receive physical delivery of the Debentures in definitive form and will not be considered the owners or holders of the Debentures under the indenture governing the Debentures, including for purposes of receiving any reports that we or the Trustee deliver pursuant to the indenture governing the Debentures. Accordingly, each person owning a beneficial interest in a Debenture must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Debentures.

        Unless and until we issue the Debentures in fully certificated form under the limited circumstances described below under the heading "—Certificated Debentures":

  •
  you will not be entitled to receive physical delivery of a certificate representing your interest in the Debentures;

  •
  all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

  •
  all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Debentures, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

        DTC will act as securities depositary for the Debentures. The Debentures will be issued as fully registered securities registered in the name of Cede & Co. DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" under the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" under the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provision of Section 17A of the Exchange Act.

        DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

        Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC in turn is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (which are also subsidiaries of DTCC), as well as by the NYSE, the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in the Debentures, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

        Purchases of the Debentures under DTC's system must be made by or through direct participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the Debentures, except as provided below in "—Certificated Debentures."

        To facilitate subsequent transfers, all Debentures deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Debentures. DTC's records reflect only the identity of the direct participants to whose accounts such Debentures are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

        Under the book-entry format, the Trustee will pay interest and principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

        DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Debentures. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to Debentures on your behalf. We and the Trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Trustee will not recognize you as a holder of any Debentures under the indenture governing the Debentures and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Debenture if one or more of the direct participants to whom the Debenture is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge Debentures to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Debentures.

Certificated Debentures

        Unless and until they are exchanged, in whole or in part, for Debentures in definitive form in accordance with the terms of the Debentures, the Debentures may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

        We will issue Debentures to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

  •
  DTC notifies us that it is no longer willing or able to discharge its responsibilities properly or DTC is no longer a registered clearing agency under the Exchange Act, and we are unable to locate a qualified successor within 90 days;

  •
  an event of default has occurred and is continuing under the indenture governing the Debentures and beneficial owners representing a majority in aggregate principal amount of the Debentures advise DTC to cease acting as depositary; or

  •
  we, at our option, and subject to DTC procedures, elect to terminate use of the book-entry system through DTC.

        If any of the above events occurs, DTC is required to notify all direct participants that Debentures in fully certificated registered form are available through DTC. DTC will then surrender each global security representing the Debentures along with instructions for re-registration. The Trustee will re-issue the Debentures in fully certificated registered form and will recognize the registered holders of the certificated Debentures as holders under the indenture governing the Debentures.

Global Clearance and Settlement Procedures

        Initial settlement for the Debentures will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear System participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream, Luxembourg participants or Euroclear System participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg participants and Euroclear System participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of Debentures received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Debentures settled during such processing will be reported to the relevant Euroclear System participant or Clearstream, Luxembourg participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the Debentures by or through a Clearstream, Luxembourg participant or a Euroclear System participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of Debentures among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

UNDERWRITING

        We have entered into an underwriting agreement with respect to the Debentures with the underwriters listed below, for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives. Subject to certain conditions, we have agreed to sell to each of the underwriters and each of the underwriters has severally agreed to purchase the principal amounts of Debentures indicated in the following table:

Name	Principal Amount of Debentures
Citigroup Global Markets Inc.	$77,300,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	77,300,000
Morgan Stanley & Co. LLC	77,300,000
UBS Securities LLC	77,300,000
Wells Fargo Securities, LLC	77,300,000
J.P. Morgan Securities LLC	25,000,000
RBC Capital Markets, LLC	25,000,000
BNY Mellon Capital Markets, LLC	5,000,000
HRC Investment Services, Inc.	5,000,000
Janney Montgomery Scott LLC	5,000,000
Oppenheimer & Co. Inc.	5,000,000
Raymond James & Associates, Inc.	5,000,000
Robert W. Baird & Co. Incorporated	5,000,000
Wedbush Securities Inc.	5,000,000
Advisors Asset Management, Inc.	1,500,000
Ameriprise Financial Services Inc.	1,500,000
B.C. Ziegler and Company	1,500,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	1,500,000
C.L. King & Associates, Inc.	1,500,000
City Securities Corporation	1,500,000
Comerica Securities, Inc.	1,500,000
D.A. Davidison & Co.	1,500,000
Davenport & Company LLC	1,500,000
Incapital LLC	1,500,000
J.J.B. Hilliard, W.L. Lyons, LLC	1,500,000
Keefe, Bruyette & Woods, Inc.	1,500,000
Maxim Group LLC	1,500,000
Mesirow Financial, Inc.	1,500,000
Southwest Securities Inc.	1,500,000
Sterne, Agee & Leach, Inc.	1,500,000
Stockcross Financial Services, Inc.	1,500,000
Synovus Securities, Inc.	1,500,000
William Blair & Company, L.L.C.	1,500,000

Total	$500,000,000

        The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Debentures are subject to certain conditions, including the receipt of legal opinions relating to certain matters. The underwriters must purchase all of the Debentures, if they purchase any of the Debentures. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        The underwriters are offering the Debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We have agreed for a period beginning on the date of this prospectus supplement and continuing to and including a period of 30 days, not to offer, sell, contract to sell or otherwise dispose of any debt securities of Duke Energy Corporation which mature more than one year after the delivery date of the Debentures and which are substantially similar to the Debentures, without the prior written consent of the representatives of the underwriters.

Commissions and Discounts

        The Debentures sold by the underwriters to the public will initially be offered at the initial price to the public set forth on the cover of this prospectus supplement and may be offered to certain dealers at that price less a concession not in excess of $0.50 per Debenture; provided that concessions will be $0.30 per Debenture for sales to institutions. The underwriters may allow, and those dealers may reallow, a discount not in excess of $0.45 per Debenture to certain other dealers. If all the Debentures are not sold at the initial price to the public, the underwriters may change the price to the public and the other selling terms.

        The expenses of the offering, not including the underwriting discount, are estimated at approximately $650,000 and are payable by us. The underwriters have agreed to reimburse us for certain expenses incurred in connection with this offering.

New Issue of Securities

        The Debentures are a new issue of securities with no established trading market. We intend to apply to list the Debentures on the NYSE under the symbol "DUKH," and, if the application is approved, we expect trading in the Debentures to begin within 30 days after the date that the Debentures are first issued. The underwriters have advised us that they intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to how liquid the trading market for the Debentures will be.

Price Stabilization, Short Positions and Penalty Bid

        In connection with the offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Debentures. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of Debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Debentures while the offering is in process.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Debentures. As a result, the price of the Debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have in the past and may in the future provide us and our subsidiaries and affiliates with financial advisory and other services for which they have and in the future will receive customary fees.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In particular, some of the underwriters or their affiliates may own some of FPC Capital I's 7.10% Cumulative Quarterly Income Preferred Securities due 2039, Series A, the redemption of which, along with the other securities of that series, will be funded indirectly with a portion of the net proceeds from this offering.

        If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Debentures offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EEA Selling Restrictions

        This prospectus supplement is not a prospectus for the purposes of the European Union's Directive 2003/71/EC (and any amendments thereto, including Directive 2010/73/EU) as implemented in member states of the European Economic Area (the "EEA") (the "Prospectus Directive"). Neither Duke Energy nor the underwriters have authorized, nor does it or they authorize, the making of any offer of the Debentures through any financial intermediary, other than offers made by underwriters which constitute the final placement of the Debentures contemplated in this prospectus supplement.

        In relation to each Member State of the EEA which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of Debentures which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Debentures shall require Duke Energy or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Debentures to the public" in relation to any Debentures in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Debentures to be offered so as to enable an investor to decide to purchase or subscribe to the Debentures, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

UK Selling Restrictions

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Finance Service and Market Act 2000 ("FSMA")) received by it in connection with the issue or sale of the Debentures in circumstances in which Section 21(1) of the FSMA does not apply to Duke Energy; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Debentures in, from or otherwise involving the United Kingdom.

EXPERTS

        The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus supplement by reference from Duke Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Duke Energy Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related consolidated financial statement schedule of Progress Energy, Inc. and its subsidiaries incorporated in this prospectus supplement by reference from Duke Energy Corporation's Current Report on Form 8-K dated March 2, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report therein, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 LEGAL MATTERS

        The validity of the Debentures will be passed upon for Duke Energy Corporation by Robert T. Lucas III, Esq., who is Duke Energy Corporation's Deputy General Counsel and Assistant Corporate Secretary. Certain legal matters with respect to the offering of the Debentures, including matters relating to United States federal income tax considerations, will be passed upon for Duke Energy Corporation by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina. Sidley Austin LLP, New York, New York, has acted as counsel to the underwriters.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings with the SEC, as well as additional information about us, are also available to the public through our website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus supplement or the accompanying prospectus. Our filings are also available to the public through the SEC website at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below, and any future documents filed by Duke Energy Corporation with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed.

  •
  Annual Report on Form 10-K for the year ended December 31, 2011;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012; and

  •
  Current Reports on Form 8-K dated January 9, 2012, January 17, 2012, January 18, 2012, February 22, 2012, February 24, 2012, March 2, 2012, March 26, 2012, April 9, 2012, April 13, 2012, April 30, 2012, May 8, 2012, May 9, 2012, May 11, 2012, May 18, 2012 (as amended by the Current Report on Form 8-K/A dated May 21, 2012), June 4, 2012, June 11, 2012, June 25, 2012, June 29, 2012, July 3, 2012, July 16, 2012, July 27, 2012, August 9, 2012, August 16, 2012, August 21, 2012, October 31, 2012, November 13, 2012 (two reports dated that date), November 29, 2012, December 3, 2012 (three reports dated that date) and December 17, 2012.

        We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference in this prospectus supplement. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

Prospectus

DUKE ENERGY CORPORATION

Common Stock
Debt Securities

        From time to time, we may offer the securities described in the prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

        We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol "DUK."

        Investing in our securities involves risks. You should carefully consider the information in the section entitled "Risk Factors" contained in our periodic reports filed with the Securities and Exchange Commission and incorporated by reference into this prospectus before you invest in any of our securities.

        We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select. If we use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 29, 2010.

REFERENCES TO ADDITIONAL INFORMATION

        This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. This information is available for you to review at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC's website, www.sec.gov. You can also obtain those documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

See "Where You Can Find More Information" in this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Duke Energy filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, we are registering an unspecified amount of our common stock and debt securities, and may issue any of such securities in one or more offerings.

        This prospectus provides general descriptions of the securities we may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the caption "Where You Can Find More Information."

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to "Duke Energy," "we," "us" and "our" or similar terms are to Duke Energy Corporation and its subsidiaries.

i

 FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to us. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "may," "will," "could," projects," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

ii

THE COMPANY

        Duke Energy Corporation is one of the largest electric power companies in the United States and supplies and delivers energy to approximately 4 million U.S. customers. We have approximately 35,000 megawatts of electric generating capacity in the Midwest and the Carolinas and natural gas distribution services in Ohio and Kentucky. In addition, we own, operate or have substantial interests in approximately 4,000 megawatts of electric generation in Latin America.

        We have the following segments: U.S. Franchised Electric & Gas, Commercial Power and International Energy.

        U.S. Franchised Electric & Gas generates, transmits, distributes and sells electricity in central and western North Carolina, western South Carolina, southwestern Ohio, central, north central and southern Indiana and northern Kentucky. It also transports and sells natural gas in southwestern Ohio and northern Kentucky.

        Commercial Power owns, operates and manages power plants and engages in the wholesale marketing and procurement of electric power, fuel and emission allowances related to these plants and other contractual positions. It has a retail sales subsidiary serving retail electric customers in parts of Ohio. Commercial Power also develops, owns and operates electric generation projects in the United States, including renewable power projects.

        International Energy owns, operates and manages power generation facilities and engages in sales and marketing of electric power and natural gas outside the United States. Its activities target power generation in Latin America.

        We are a Delaware corporation, and our principal executive offices are located at 526 South Church Street, Charlotte, North Carolina, 28202-1803. Our telephone number is (704) 594-6200.

RISK FACTORS

        Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned "Risk Factors" in our Form 10-K for the year ended December 31, 2009, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the Securities and Exchange Commission subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

 RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges is calculated using the Securities and Exchange Commission guidelines.

	Six Months Ended June 30, 2010
		Year Ended December 31,
		2009	2008	2007	2006	2005
	(dollars in millions)
Earnings (as defined for fixed charges calculation):
Add:
Pretax income from continuing operations(a)	$509	$1,770	$1,993	$2,078	$1,421	$1,169
Fixed charges	513	892	883	797	1,382	1,159
Distributed income of equity investees	64	82	195	147	893	473
Deduct:
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	27	27
Interest capitalized(b)	73	102	93	71	56	23

Total earnings (as defined for the Fixed Charges calculation)	$1,013	$2,642	$2,978	$2,951	$3,613	$2,751

Fixed charges:
Interest on debt, including capitalized portions(b)	$495	$853	$834	$756	$1,311	$1,096
Estimate of interest within rental expense	18	39	49	41	44	36
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	27	27

Total fixed charges	$513	$892	$883	$797	$1,382	$1,159

Ratio of earnings to fixed charges	2.0	3.0	3.4	3.7	2.6	2.4

(a)
Excludes amounts attributable to noncontrolling interests and income or loss from equity investees.

(b)
Excludes the equity costs related to Allowance for Funds Used During Construction that are included in Other Income and Expenses in the Consolidated Statements of Operations.

DESCRIPTION OF CAPITAL STOCK

        The following summary of our capital stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or the DGCL, and our amended and restated certificate of incorporation. The following discussion is a summary of our amended and restated certificate of incorporation and by-laws and is qualified in its entirety by reference to those documents.

General

        Our total number of authorized shares of capital stock consists of 2 billion shares of common stock, par value $0.001 per share, and 44 million shares of preferred stock, par value $0.001 per share.

Common Stock

        Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of any outstanding shares of common stock vote together as a class, and every holder of common stock is entitled to cast one vote in person or by proxy for each share of common stock standing in such holder's name on our books. We do not have a classified board of directors nor do we permit cumulative voting.

        Holders of common stock are not entitled to any preemptive rights to subscribe for additional shares of common stock nor are they liable to further capital calls or to assessments by us.

        Subject to applicable law and the rights, if any, of the holders of any class or series of preferred stock having a preference over the rights to participate with the common stock with respect to the payment of dividends, holders of our common stock are entitled to receive dividends or other distributions as declared by our board of directors at its discretion.

        The board of directors may create a class or series of preferred stock with dividends the rate of which is calculated by reference to, and payment of which is concurrent with, dividends on shares of common stock.

Preferred Stock

        Our board of directors has the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of preferred stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of preferred stock to the full extent now or as may in the future be permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. Except as otherwise required by law, as provided in the certificate of incorporation or as determined by our board of directors, holders of preferred stock will not have any voting rights and will not be entitled to any notice of shareholder meetings.

Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control

        Under our certificate of incorporation, the board of directors has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the preferred stock.

        The certificate of incorporation also provides that a director may be removed from office with or without cause. However, subject to applicable law, any director elected by the holders of any series of preferred stock may be removed without cause only by the holders of a majority of the shares of such series of preferred stock.

        Our certificate of incorporation requires an affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all our classes entitled to vote generally in the election of directors, voting together as a single class, to amend, alter or repeal provisions in the certificate of incorporation which relate to the number of directors and vacancies and newly created directorships.

        Our certificate of incorporation provides that any action required to be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice only if consent in writing setting forth the action to be taken is signed by all the holders of our issued and outstanding capital stock entitled to vote in respect of such action.

        Our by-laws provide that, except as expressly required by the certificate of incorporation or by applicable law, and subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders or of any series entitled to vote may be called for any purpose or purposes only by the Chairman of the board of directors or by the board of directors. Shareholders are not entitled to call special meetings.

        The provisions of our certificate of incorporation and by-laws conferring on our board of directors the full authority to issue preferred stock, the restrictions on removing directors elected by holders of preferred stock, the supermajority voting requirements relating to the amendment, alteration or repeal of the provisions governing the number of directors and filling of vacancies and newly created directorships, the requirement that shareholders act at a meeting unless all shareholders agree in writing, and the inability of shareholders to call a special meeting, in certain instances could have the effect of delaying, deferring or preventing a change in control or the removal of existing management.

DESCRIPTION OF DEBT SECURITIES

        Duke Energy will issue the debt securities, whether senior or subordinated, in one or more series under its Indenture, dated as of June 3, 2008, as supplemented from time to time. Unless otherwise specified in the applicable prospectus supplement, the trustee under the Indenture, or the Indenture Trustee, will be The Bank of New York Mellon Trust Company, N.A. A copy of the Indenture is an exhibit to the registration statement, of which this prospectus is a part.

        Duke Energy conducts its business through subsidiaries. Accordingly, its ability to meet its obligations under the debt securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain subsidiaries of Duke Energy have incurred substantial amounts of debt in the operations and expansion of their businesses, and Duke Energy anticipates that certain of its subsidiaries will do so in the future.

        Holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, certain of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of June 30, 2010, on a consolidated basis (including securities due within one year), we had approximately $17.8 billion of outstanding debt, of which approximately $14.6 billion was subsidiary debt. Approximately $2.0 billion of such subsidiary debt was guaranteed by Duke Energy as of June 30, 2010. Unless otherwise specified in a prospectus supplement, the Indenture will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

        The following description of the debt securities is only a summary and is not intended to be comprehensive. For additional information you should refer to the Indenture.

General

        The Indenture does not limit the amount of debt securities that Duke Energy may issue under it. Duke Energy may issue debt securities from time to time under the Indenture in one or more series by entering into supplemental indentures or by its board of directors or a duly authorized committee authorizing the issuance.

        The debt securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

Provisions Applicable to Particular Series

        The prospectus supplement for a particular series of debt securities being offered will disclose the specific terms related to the offering, including the price or prices at which the debt securities to be offered will be issued. Those terms may include some or all of the following:

  •
  the title of the series;

  •
  the total principal amount of the debt securities of the series;

  •
  the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy has to change the date on which principal is payable;

  •
  the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

  •
  any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

  •
  whether Duke Energy may extend the interest payment periods and, if so, the terms of the extension;

  •
  the place or places where payments will be made;

  •
  whether Duke Energy has the option to redeem the debt securities and, if so, the terms of its redemption option;

  •
  any obligation that Duke Energy has to redeem the debt securities through a sinking fund or to purchase the debt securities through a purchase fund or at the option of the holder;

  •
  whether the provisions described under "Satisfaction and Discharge; Defeasance and Covenant Defeasance" will not apply to the debt securities;

  •
  the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

  •
  if payments may be made, at Duke Energy's election or at the holder's election, in a currency other than that in which the debt securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

  •
  the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

  •
  whether the debt securities will be issuable as global securities and, if so, the securities depositary;

  •
  any changes in the events of default or covenants with respect to the debt securities;

  •
  any index or formula used for determining principal, premium or interest;

  •
  the terms of the subordination of any series of subordinated debt;

  •
  if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

  •
  the person to whom any interest shall be payable if other than the person in whose name the debt security is registered on the regular record date for such interest payment; and

  •
  any other terms.

        Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the debt securities only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the debt securities. Duke Energy may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange (excluding certain exchanges not constituting a transfer as set forth in the Indenture). Subject to the terms of the Indenture and the limitations applicable to global securities, transfers and exchanges of the debt securities may be made at The Bank of New York Mellon Trust Company, N.A., 101 Barclay Street, New York, New York 10286 or at any other office maintained by Duke Energy for such purpose.

        The debt securities will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement. Duke Energy may at any time deliver executed debt securities to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate such debt securities upon the written request of Duke Energy and satisfaction of certain other conditions set forth in the Indenture.

        Duke Energy may offer and sell the debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Book-Entry Debt Securities

        We may issue debt securities of a series in whole or in part in the form of one or more global securities. We will deposit such global securities with, or on behalf of, a depository identified in the applicable prospectus supplement. We may issue global securities in registered form and in either temporary or permanent form. Unless we specify otherwise in the applicable prospectus supplement, debt securities that are represented by a global security will be issued in registered form only, without coupons. We will make payments of principal of, premium, if any, and interest on debt securities represented by a global security to the applicable Indenture Trustee under the Indenture, which will then forward such payments to the depository.

        We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or the DTC, and that such global securities will be registered in the name of Cede & Co., DTC's nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. We will describe any additional or differing terms of the depository arrangements in the applicable prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by such global security for all purposes under the Indenture. Except as described below, owners of beneficial interests in a global security:

  •
  will not be entitled to have debt securities represented by such global security registered in their names;

  •
  will not receive or be entitled to receive physical delivery of debt securities in certificated form; and

  •
  will not be considered the owners or holders thereof under the Indenture.

        The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a global security.

        Unless we specify otherwise in the applicable prospectus supplement, each global security representing book-entry debt securities will be exchangeable for certificated debt securities only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by us within ninety (90) days after we receive such notice or become aware of such unwillingness, inability or cessation; or

  •
  we, in our sole discretion and subject to DTC's procedures, determine that the global securities shall be exchangeable for certificated debt securities.

        Unless we describe otherwise in the applicable prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

        The following is based on information furnished to us by DTC:

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is a holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are, however, expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co, or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC's records reflect only the identities of the Direct Participants to whose accounts debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

        Principal, premium, if any, interest payments and redemption proceeds on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the Indenture Trustee, on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participant and not of DTC, nor its nominee, the Indenture Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, interest and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or Indenture Trustee 's, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        If applicable, redemption notices shall be sent to DTC. If less than all of the book-entry debt securities within a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

        A Beneficial Owner shall give notice of any option to elect to have its book-entry debt securities repaid by us, through its Direct Participant, to the Indenture Trustee, and shall effect delivery of such book-entry debt securities by causing the Direct Participant to transfer the Direct participant's interest in the global security or securities representing such book-entry debt securities, on DTC's records, to the Indenture Trustee. The requirement for physical delivery of book-entry debt securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry debt securities are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered securities to the Indenture Trustee 's DTC account.

        DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to the Indenture Trustee or us. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

        Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of debt securities issued as global securities will be Direct Participants in DTC.

        Neither we, the Indenture Trustee nor any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

Redemption

        Provisions relating to the redemption of debt securities will be set forth in the applicable prospectus supplement. Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy may redeem debt securities only upon notice mailed at least thirty (30), but not more than sixty (60) days before the date fixed for redemption. Unless Duke Energy states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Indenture Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those debt securities on the date fixed for redemption and that if the Indenture Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Duke Energy will not be required to redeem those debt securities. If less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed shall be selected by the Indenture Trustee by such method as the Indenture Trustee shall deem fair and appropriate.

        Duke Energy will not be required to:

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  issue, register the transfer of, or exchange any debt securities of a series during the fifteen (15) day period before the date the notice is mailed identifying the debt securities of that series that have been selected for redemption; or

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  register the transfer of or exchange any debt security of that series selected for redemption except the unredeemed portion of a debt security being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

        The Indenture provides that Duke Energy may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy's obligations under the Indenture and the debt securities issued under it, and Duke Energy must deliver to the Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy under the Indenture, and Duke Energy will be relieved of its obligations under the Indenture and the debt securities.

Modification; Waiver

        Duke Energy may modify the Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series of debt securities that are affected by the modification, voting as one class. The consent of the holder of each outstanding debt security affected is, however, required to:

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  change the maturity date of the principal or any installment of principal or interest on that debt security;

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  reduce the principal amount, the interest rate or any premium payable upon redemption of that debt security;

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  reduce the amount of principal due and payable upon acceleration of maturity;

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  change the currency of payment of principal, premium or interest on that debt security;

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  impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

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  reduce the percentage in principal amount of debt securities of any series required to modify the Indenture, waive compliance with certain restrictive provisions of the Indenture or waive certain defaults; or

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  with certain exceptions, modify the provisions of the Indenture governing modifications of the Indenture or governing waiver of covenants or past defaults.

        In addition, Duke Energy may modify the Indenture for certain other purposes, without the consent of any holders of debt securities.

        Unless Duke Energy states otherwise in the applicable prospectus supplement, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, for that series, Duke Energy's compliance with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of all series under the Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any debt security or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding debt security of the series affected.

Events of Default

        The following are events of default under the Indenture with respect to any series of debt securities, unless Duke Energy states otherwise in the applicable prospectus supplement:

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  failure to pay principal of or any premium on any debt security of that series when due;

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  failure to pay when due any interest on any debt security of that series that continues for sixty (60) days; for this purpose, the date on which interest is due is the date on which Duke Energy is required to make payment following any deferral of interest payments by it under the terms of debt securities that permit such deferrals;

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  failure to make any sinking fund payment when required for any debt security of that series that continues for sixty (60) days;

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  failure to perform any other covenant in the Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for ninety (90) days after the Indenture Trustee or the holders of at least 33% of the outstanding debt securities of that series give Duke Energy and, if such notice is given by the holders, the Indenture Trustee written notice of the default; and

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  certain bankruptcy, insolvency or reorganization events with respect to Duke Energy.

        In the case of the fourth event of default listed above, the Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of debt securities of that series, together with the Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy has initiated and is diligently pursuing corrective action within the original grace period.

        Duke Energy may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

        If an event of default with respect to debt securities of a series occurs and is continuing, then the Indenture Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration, but before a judgment or decree for payment of the money due has been obtained if:

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  Duke Energy has paid or deposited with the Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Indenture Trustee; and

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  all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

        The Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of debt securities unless those holders have offered the Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding debt securities of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee or the exercise of any power of the Indenture Trustee with respect to those debt securities. The Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, or in the payment of any sinking or purchase fund installment, from the holders of any series if the Indenture Trustee in good faith considers it in the interest of the holders to do so.

        The holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that debt security on its maturity date or redemption date and to enforce those payments.

        Duke Energy is required to furnish each year to the Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

        The paying agent will pay the principal of any debt securities only if those debt securities are surrendered to it. The paying agent will pay interest on debt securities issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy states otherwise in the applicable prospectus supplement, the paying agent will pay interest on debt securities that are not in global form at its office or, at Duke Energy's option:

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  by wire transfer to an account at a banking institution in the United States that is designated in writing to the Indenture Trustee at least sixteen (16) days prior to the date of payment by the person entitled to that interest; or

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  by check mailed to the address of the person entitled to that interest as that address appears in the security register for those debt securities.

        Unless Duke Energy states otherwise in the applicable prospectus supplement, the Indenture Trustee will act as paying agent for that series of debt securities, and the principal corporate trust office of the Indenture Trustee will be the office through which the paying agent acts. Duke Energy may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

        Any money that Duke Energy has paid to the Indenture Trustee or a paying agent for principal, any premium or interest on any debt securities which remains unclaimed at the end of two years after that principal, premium or interest has become due will be repaid to Duke Energy at its request. After repayment to Duke Energy, holders should look only to Duke Energy for those payments.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

        Upon the written request of Duke Energy, the Indenture shall be satisfied and discharged (except as to certain surviving rights and obligations specified in the Indenture) when:

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  either all debt securities have been delivered to the Indenture Trustee for cancellation or all debt securities not delivered to the Indenture Trustee for cancellation are due and payable within one year (at maturity or due to redemption) and Duke Energy has deposited with the Indenture Trustee money or government obligations sufficient to pay and discharge such debt securities to the applicable maturity or redemption date (including principal, any premium and interest thereon);

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  Duke Energy has paid or caused to be paid all other sums payable under the Indenture by Duke Energy; and

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  Duke Energy has delivered to the Indenture Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

        The Indenture provides that Duke Energy may be:

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  discharged from its obligations, with certain limited exceptions, with respect to any series of debt securities, as described in the Indenture, such a discharge being called a "defeasance" in this prospectus; and

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  released from its obligations under certain restrictive covenants especially established with respect to any series of debt securities, as described in the Indenture, such a release being called a "covenant defeasance" in this prospectus.

        Duke Energy must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those debt securities on the maturity dates of those payments or upon redemption.

        Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default under the Indenture. Following a covenant defeasance, the payment of debt securities may not be accelerated by reference to the covenants from which Duke Energy has been released. A defeasance may occur after a covenant defeasance.

        Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant debt securities in which holders of those debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

        Under current United States federal income tax law, unless accompanied by other changes in the terms of the debt securities, a covenant defeasance should not be treated as a taxable exchange.

Concerning the Indenture Trustee

        The Bank of New York Mellon Trust Company, N.A., or BNYM, is the Indenture Trustee. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with BNYM or its affiliates. BNYM or its affiliates also serve as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

        The Indenture Trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default under the Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

        Upon any application by Duke Energy to the Indenture Trustee to take any action under any provision of the Indenture, Duke Energy is required to furnish to the Indenture Trustee such certificates and opinions as may be required under the Trust Indenture Act of 1939, as amended.

PLAN OF DISTRIBUTION

        We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

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  the name or names of any underwriters;

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  the purchase price of the securities and the proceeds to us from the sale;

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  any underwriting discounts and other items constituting underwriters' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or market on which the securities may be listed.

        Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

        We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

        Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.

        Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, and their controlling persons, and agents may be entitled, under agreements we enter into with them, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

        The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus by reference from Duke Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

        Robert T. Lucas III, Esq., who is our Associate General Counsel and Assistant Secretary, and/or counsel named in the applicable prospectus supplement, will issue an opinion about the validity of the securities we are offering in the applicable prospectus supplement. Counsel named in the applicable prospectus supplement will pass upon certain legal matters on behalf of any underwriters.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings with the SEC, as well as additional information about us, are also available to the public through Duke Energy's web site at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus. Our filings are also available to the public through the SEC web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents incorporated in the prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. Duke Energy incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

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  Annual Report on Form 10-K for the year ended December 31, 2009, including the portions of our definitive proxy statement filed on Schedule 14A on March 22, 2010 that are incorporated by reference therein;

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  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, and June 30, 2010; and

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  Current reports on Form 8-K filed February 16, 2010; February 26, 2010; March 12, 2010; March 25, 2010; April 1, 2010; April 12, 2010; May 12, 2010; May 28, 2010; and September 17, 2010.

        We will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities described in this prospectus in any state where the offer or sale is not permitted. You should assume that the information contained in the prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.